Exhibit 99.1

FOR IMMEDIATE RELEASE
Forrester Announces Workforce Reduction
Cambridge, Mass., February 9, 2008 [sic]. . . Forrester Research, Inc. (Nasdaq: FORR) today announced a reduction in force of approximately 50 jobs, or an estimated five percent of its workforce, across various functions and geographies worldwide. This positions the company to compete better in the current economic climate. The company anticipates that it will incur pre-tax expenses of approximately $2.5 to $3 million dollars in the first quarter of 2009, related principally to cash severance and related benefits costs. The company also is evaluating associated facilities-related costs.
“We are grateful for the contributions of all of our employees over the past year,” said George F. Colony, Forrester’s chairman of the board and chief executive officer. “We have made this difficult decision in response to challenging global economic conditions. Forrester has lived through tough economic times before. We are confident that with our role-based strategy and our current offerings, we are well-poised to successfully deliver what our clients need today and in the long term.”
Clients will continue to receive uninterrupted service from Forrester’s role-based analysts and research teams. Forrester’s research population is the highest it has been in the company’s 25-year history. After the workforce reduction, Forrester’s research headcount is 14 percent above what it was in February 2008.
Forrester expects to release its fourth-quarter and full-year 2008 financial results and hold its earnings call on Wednesday, February 11, 2009.
About Forrester Research
Forrester Research, Inc. (Nasdaq: FORR) is an independent research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. Forrester works with professionals in 19 key roles at major companies providing proprietary research, consumer insight, consulting, events, and peer-to-peer executive programs. For more than 25 years, Forrester has been making IT, marketing, and technology industry leaders successful every day. For more information, visit www.forrester.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, anticipated pre-tax expenses in the first quarter of 2009 for cash severance and related benefits costs. These statements are based on Forrester’s current plans and expectations
- More -

Forrester Fourth-Quarter and Full-Year 2008 Information / Page 2
and involve risks and uncertainties that could cause actual future expenses to be materially different from those set forth in the forward-looking statements.
Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to anticipate business and economic conditions, technology spending, market trends, competition, industry consolidation, the ability to attract and retain professional staff, possible variations in Forrester’s quarterly operating results, risks associated with Forrester’s ability to offer new products and services, and Forrester’s dependence on renewals of its membership-based research services and on key personnel.
Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.
© 2009, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.
- # # # -
Contact:
Karyl Levinson
Vice President, Corporate Communications
Forrester Research, Inc.
+ 1 617.613.6262
press@forrester.com